Exhibit 6(vii)

State of Delaware

Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SECURITY FIRST LIFE INSURANCE COMPANY”. FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF AUGUST, A.D. 1994, AT 9 O’CLOCK A. M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

[GRAPHIC APPEARS HERE]

/s/ Edward J. Freel
Edward J. Freel, Secretary of State
0556909 8100	AUTHENTICATION: 7233988
944163532	DATE: 09-08-94

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 05:00 AM 08;31;1996

944163532-556909

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

SECURITY FIRST LIFE INSURANCE COMPANY

Security First Life Insurance Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by written consent dated June 13, 1994, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“The Certificate of Incorporation of the Company shall be amended by adding a new Article 7 which shall read as follows:

7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the Delaware General Corporation Law hereafter is amended to authorized further limitations of the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be held free from liability to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.’”

SECOND: That is lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Security First Life Insurance Company has caused this Certificate to be signed by Robert G. Mepham, its President, and attested by Richard C. Pearson, its Secretary, this 13th day of June, 1994.

Attest		SECURITY FIRST LIFE INSURANCE COMPANY

By:	/s/ Richard C. Pearson	By:	/s/ Robert G. Mepham
	Richard C. Pearson		Robert G. Mepham
	Secretary		President